UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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LECROY CORPORATION
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EMAIL OR LETTER TO EMPLOYEES

SUBJECT LINE: LeCroy Agrees to be Acquired by Teledyne

LeCroy team,

As you probably have read in this morning’s news release, today is a milestone day for our Company. We have announced a definitive agreement to be acquired by Teledyne Technologies Incorporated (NYSE:TDY), a $1.9B global, diversified provider of sophisticated instrumentation, digital imaging product and software, aerospace and defense electronics, and engineered systems. We are excited by this opportunity and everyone at LeCroy should be proud of the hard work and dedication to our Company that made this day possible.

I’ll be hosting a company-wide meeting this morning at 9:00 a.m. in Chestnut Ridge with a webcast of my remarks and slide presentation available for employees at other locations. Please click here five minutes prior to the event to access the feed. There will be a replay of the presentation on the same link available until June 8, 2012.

Teledyne’s global scale and reach will provide a great springboard for the growth of LeCroy’s products and technology. The fundamental premise of the combination is not predicated on cost synergies. We will continue to operate as a relatively autonomous entity, which is consistent with the way Teledyne has integrated many previous acquisitions. LeCroy will serve as an exciting platform for a new Test & Measurement business unit, which Teledyne will leverage and build through organic investments and additional acquisitions. From a leadership standpoint, the executive management team and I have committed to lead this business unit forward.

So why now? Industry and market conditions were aligned with an offer from Teledyne that promises to benefit all of our stakeholders. LeCroy has been performing at a strong level, which has not been reflected in our market value, and Teledyne’s strategic interest offered very attractive value to our shareholders and opportunities for our employees, customers and partners. We believe that this combination provides the best possible option for LeCroy going forward. At this point, the transaction needs to be approved by government regulatory agencies and our shareholders. We expect that it will be completed in our first fiscal quarter.

We all should be very proud of the tremendous success we have achieved here at LeCroy and view this combination with Teledyne as an unprecedented chance to continue the great work that we do and with significantly enhanced growth opportunities.

Thank you for your continued commitment to our Company.

Tom Reslewic

Chief Executive Officer

LeCroy Corporation

Cautionary Note Regarding Forward-Looking Statements

Statements in this document regarding the proposed transaction between LeCroy Corporation , a Delaware corporation (the “Company”), and Teledyne Technologies Incorporated, a Delaware corporation (“Teledyne”), the expected timetable for completing the transaction, benefits and synergies of the transaction, and any other statements about Teledyne or the Company’s managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including the ability to consummate the transaction, and the other factors described in the Company’s Annual Report on Form 10-K for the year ended July 2, 2011 and the Company’s Quarterly Reports on Form 10-Q for the periods ending October 1, 2011, December 31, 2011 and March 31, 2012. Teledyne and the Company disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.

Additional Information and Where to Find It

The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about the Company, Teledyne, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from the Company by contacting LeCroy Corporation, 700 Chestnut Ridge Road, Chestnut Ridge, NY 10977, Attn: Investor Relations or by calling (845) 425-2000.

Investors and security holders are urged to read all relevant documents filed with the SEC, including the Proxy Statement, because they will contain important information about the proposed transaction.

Participants in Solicitation

The Company and Teledyne and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the transactions contemplated by the merger agreement. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the year ended July 2, 2011, its proxy statement dated September 15, 2011, and its Current Report on Form 8-K filed September 15, 2011, which are filed with the SEC. As of May 25, 2012, the Company’s directors and officers beneficially owned approximately 1,084,688 shares, or 6.4%, of the Company’s common stock. Additional information regarding the interests of the participants in the solicitation of proxies in connection with the transaction will be included in the Proxy Statement.